EXHIBIT 11

                                V-ONE CORPORATION

                        COMPUTATION OF NET LOSS PER SHARE



                                                For the three    For the three        For the six       For the six
                                                months ended      months ended        months ended      months ended
                                                  June 30,          June 30,            June 30,          June 30,
                                                    1996              1997                1996              1997
                                                 (unaudited)      (unaudited)                           (unaudited)
                                               ----------------  ---------------     ---------------   ---------------
   Net loss                                      $ (3,393,402)    $ (3,149,492)       $ (4,388,061)     $ (4,020,711)
                                               ================  ===============     ===============   ===============

   Weighted average common shares
   outstanding                                      8,503,241       12,796,615           8,497,374        12,730,540

   Series A Convertible
   Preferred Stock                                    949,209                -             949,209                 -

   Stock  options  issued  within  one year of
   initial  filing of  Registration Statement
   on Form S-1 relating to the initial public
   offering  (using the treasury stock
   method and the initial public offering
   price of $5.00 per share)                          428,266                -             428,266                 -

                                               ----------------  ---------------     ---------------   ---------------
   Weighted average number of common shares
   outstanding                                      9,880,716       12,796,615           9,874,849        12,730,540
                                               ================  ===============     ===============   ===============

   Net loss per common share and common
   share equivalent                                   $ (0.34)         $ (0.25)            $ (0.44)          $ (0.32)
                                               ================  ===============     ===============   ===============



1. All common share amounts have been restated to reflect a 2 for 3 reverse stock split effected on July 3, 1996.

2. In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments (including stock options and the redeemable convertible preferred stock) issued during the twelve month period prior to the initial filing date in June 1996 of the Registration Statement on Form S-1 relating to the Company's initial public offering ("IPO") have been included in the calculation as if they were outstanding for all periods presented prior to the IPO, even if the common equivalent shares were anti-dilutive. The common equivalent shares for stock options were determined using the treasury stock method at the offering price of $5.00 per share. The redeemable convertible preferred stock was included on an as-if converted basis in accordance with SAB No. 83.

3.   Fully diluted net loss per share is the same as primary net loss per share.


4. Common stock equivalents have only been included when the effect of their inclusion would be dilutive in all other periods not applicable to SAB No. 83.